                                                                    Exhibit 12.1

                             NORDSTROM CREDIT, INC.
                 COMPUTATION OF RATIO OF EARNINGS AVAILABLE FOR
                         FIXED CHARGES TO FIXED CHARGES
                             (DOLLARS IN THOUSANDS)

 YEAR ENDED JANUARY 31,                        2003          2002          2001         2000        1999
 ---------------------                         ----          ----          ----         ----        ----
Earnings before
   income taxes                               $75,306       $23,429       $15,265      $34,676     $47,572

Fixed charges
  (interest cost)                              23,786        25,012        29,339       27,208      31,586
                                              -------       -------       -------      -------     -------

Earnings available for
  fixed charges                               $99,092       $48,441       $44,604      $61,884     $79,158
                                              =======       =======       =======      =======     =======

RATIO OF EARNINGS AVAILABLE
  FOR FIXED CHARGES TO FIXED
  CHARGES                                        4.17          1.94          1.52         2.27        2.51
                                              =======       =======       =======      =======     =======